Exhibit 4.17

Coal Sales Contract

Party A (Seller): Shanxi Yidayang Coal Transportation and Sales Co., Ltd.

Party B (Buyer): Liulin Junhao Coal Coke Trading Co., Ltd.

In order to protect the legitimate rights and interests of both parties, Party A and Party B have reached the following terms on the purchase of Party A's coal by Party B through mutual agreement pursuant to the Contract Law of the People's Republic of China:

1. Name of goods: middlings.

2. Price of goods: factory price ¥262 (RMB two hundred and sixty-two)/ton incl. of VAT.

3. Quantity of goods: 10000 tons to be supplied by Party A to Party B on a monthly basis.

4. Delivery method: pick-up by Party B.

5. Quantity basis: as shown in Party A's weighing list.

6. Payment method: payment by spot exchange or acceptance.

7. This contract is made in duplicate, with one copy for each party. It shall become effective when sealed by both parties and signed by the legal representative or authorized representative of both parties.

Party A (seal):	Party B (seal):

Signature of legal representative or authorized representative:	Signature of legal representative or authorized representative:

Tel.:	Tel.:

Signed at: Yidayang Office, Liulin County

Signed on: May 1, 2018

/s/Liulin Junhao Coal Coke Trading Co., Ltd. (seal)

/s/Special seal for contractual uses

Shanxi Yidayang Coal Transportation and Sales Co., Ltd.

Address: -

Bank name: -

Account No.: -

PC.: -